Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES THE PUBLICATION OF EXCELYTE™ TEST RESULTS BY INDEPENDENT HOSPITAL SYSTEM

Study Conducted by Carson Tahoe Health System Demonstrates Effectiveness of Excelyte™
for Infection Control in a Hospital Setting

LITTLE RIVER, S.C., June 25, 2014 – Integrated Environmental Technologies, Ltd. (OTC Bulletin Board: IEVM) today announced that Carson Tahoe Health System has published the results of Carson Tahoe’s independent study testing the effectiveness of Excelyte™ in reducing the amount of bacteria present in a hospital setting.   The study focused on “high-touch” areas where large numbers of patients and workers face the potential of acquiring and spreading hospital-acquired infections.  Of the 54 high-touch sites cultured post standard cleaning, residual bacteria was found in 85 percent of the cultures, as compared to 31 percent of the cultures post Excelyte cleaning.  The report also highlights Excelyte’s non-toxic properties, which do not corrode hospital equipment like more commonly used chemicals, and that Excelyte is as much as 100 times more effective at disinfection than traditional chemicals, such as bleach.  The study was conducted and the report was written by Dorris Dimmit, MPH, an epidemiologist at Carson Tahoe Health System who is a certified infection preventionist.

David R. LaVance, IET’s President and Chief Executive Officer, commented, “Our EcoTreatments™ products continue to gain traction in the energy and healthcare markets, leading to extensive research and evaluation by both the public and private sectors.  We are pleased to share the impressive results of the independent study recently conducted by the Carson Tahoe Health System whereby Excelyte was used in a hospital setting to reduce the presence of potentially deadly bacteria.  Previous research has shown Excelyte to be an effective killer of some of the most dangerous threats, including CRE, MRSA and C. diff.  Every year, more than two million Americans are infected by drug-resistant bacteria, leading to as many as 23,000 deaths.  As the threat from superbugs grows, Excelyte provides an effective, non-toxic alternative for healthcare systems to reduce hospital-acquired infections.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™.  The company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name.  Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses.  The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers.  To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies
Thomas S. Gifford
tgifford@ietltd.net

Capitol Media Partners
Brad Chase
chase@capitolmediapartners.com